Exhibit 99.2

TRANSCRIPT OF PUBLICLY ACCESSIBLE CONFERENCE CALL
WITH INVESTORS AND ANALYSTS

PACIFIC CAPITAL BANCORP

Moderator:  Rose Tucker

October 23, 2003

10:00 am CT

Operator:            Good morning. My name is (Shanika) and I will be your conference facilitator. At this time I would like to welcome everyone to the Pacific Capital Bancorp Third Quarter conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press star, then the number 2 on your telephone keypad.

Thank you. Ms. Tucker, you may begin your conference.

Rose Tucker:                                                  Thank you, operator. Good morning, everyone, and thank you for joining us to discuss third quarter results with the management of Pacific Capital Bancorp. With us today from management are Tom Thomas, President and Chief Executive Officer and Don Lafler, Executive Vice President and Chief Financial Officer.

They are also joined by Dale Diederick, Chief Risk Officer, and Clay Larson, Vice Chairman. Management will provide a brief summary of the quarter, then open up the call to questions.

During the course of the conference call management may make forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the company’s income tax refund programs and the economic conditions within its market.

These forward-looking statements involve certain risks and uncertainties many of which are beyond the company’s control. Forward-looking statements speak only as the date they are made and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

At this time I would like to turn the call over to Tom Thomas.

TELEPHONE PROBLEMS OCCURRED AT THIS POINT THAT REQUIRED THE CONFERENCE CALL TO BE DELAYED WHILE THE PROBLEMS WERE RESOLVED.

Tom Thomas:                                               Thank you again, Rose, and thank you all for your patience as we get this line cleared up. Good morning and we appreciate you joining us today.

I’m going to provide a brief overview of the third quarter of 2003 and then I’ll turn the call over to Don Lafler, our Chief Financial Officer, who will review our financial results. Following Don, our Chief Risk Officer Dale Diederick, will take about the trends in our loan portfolio. After that, I will discuss our current outlook.

In the third quarter we recorded earnings per share of $0.39 which compares with $0.50 in the same quarter last year. The year-over-year decline in earnings per share is primarily attributable to significant difference between our provision for credit losses in their respective quarter.

As you may recall, in the third quarter of last year we had three large credits representing approximately $30 million show marked improvement in credit quality. This led us to record a negative provision for credit losses in the amount of $1.5 million. This year our provision was $2.7 million. This equates to a difference of $4.2 million or $0.07 per share.

The year-over-year comparison is also made more challenging by the continued pressure on our net interest margin due to the low interest rate environment which makes it more challenging to generate growth in net interest income.

Aside from the interest rate environment we are pleased with the trends we are seeing throughout our community bank network. We continue to see positive momentum in loan activity as our portfolio grew at an annualized rate of 9.5% during the third quarter.

Our position as one of the largest mortgage lenders in our market has helped us continue to benefit from the strong housing market in California. Our residential real estate portfolio increased 10.3% over the previous quarter.

And we are definitely seeing more opportunities in the commercial segment. With loan balances up $10 million, in addition our lenders report a healthy pipeline.

In addition to this pick up in loan activity, credit quality continues to improve as well. For the second quarter in a row we saw a significant decrease in non-performing loans as they declined by 16.7%.

We are also very pleased with our ability to generate solid increases in our fee income. Excluding gains on securities, our non-interest income increased 21.5% compared to the same quarter of last year with significant gains in a number of areas.

To highlight a couple, as we mentioned last quarter, with the formation of an enterprise-wide sales force we have taken a more aggressive approach to our deposit-gathering efforts. As a result, our deposit increased 10.4% year-over-year and this has a corresponding positive impact on our service charges on deposit accounts which increased 9.1%.

In addition, with more favorable conditions in the equity markets, our trust and investment services division is once again posting strong growth in fees with a year-over-year increase of 11.4%.

At this point I’m going to turn the call over to Don Lafler who will review our financial results for the third quarter. Don…

Don Lafler:                                                             Thank you, Tom. The company’s net income in the third quarter was $13.3 million or $0.39 per diluted share. This compares with $17.6 million or $0.50 per diluted share reported for the third quarter of 2002.

In our press release today we have provided all of our key financial measures according to GAAP as well as figures excluding the impact of the RAL and RT programs. We also provide tables that reconcile the GAAP numbers for the whole company to the numbers exclusive of the RAL and RT programs. For brevity’s sake, in most instances I will only review the measures excluding the RAL and RT programs on today’s call.

For the third quarter our return on consolidated equity was 13.29% and our return on assets was 1.14%. This compares with 19.8% and 1.73% respectively for the third quarter of 2002.

Exclusive of the impact of RAL’s and RT’s in each period, the company’s ROE and ROA for the third quarter of 2003 were 12.36% and 1.07% respectively compared to 19.96% and 1.77% respectively for the third quarter of 2002.

For the first nine months of 2003 Pacific Capital Bancorp’s return on average equity and return on average assets were 21.63% and 1.83% respectively compared to 23.73% and 1.95% respectively for the first nine months of 2002.

Exclusive of RAL’s and RT’s in each period the company’s ROE and ROA for the first nine months of 2003 were 13.24% and 1.16% respectively compared to 16.08% and 1.39% respectively for the first nine months of 2002.

As a reminder, our leveraging strategy has added approximately $500 million in assets to our balance sheet. While this generates additional interest income, it has had a negative impact on our return on assets ratio.

Including RAL’s we recorded total interest income of $60 million in the third quarter compared to $62.4 million in the same period last year.

Breaking down our total interest income a bit more, interest on loans was down $3.4 million from the previous year while interest from securities was up by approximately $1 million which is primarily attributable to the assets added through the leveraging strategy.

As we mentioned last quarter, this leveraging strategy was designed with well-defined risk tolerances and equates to approximately 10% of our balance sheet. We have added hybrid ARM mortgage backed securities at an average rate of 3.2% to 4.8% with terms funding between 1.3% and 2.8%, an average spread of 3%.

The underlying mortgages in these securities have relatively low coupons so we have seen only moderate prepayments on these securities. Including these securities, CMO’s and mortgage-backs comprise only 16% of our total assets.

With respect to the securities on our balance sheet other than the ones added through the leveraging strategy, we have not yet seen a slowdown in the prepayments on the mortgage-backed securities and therefore our premium amortization remains relatively high.

For a comparison, in the third quarter of 2002 we had approximately $234,000 in premium amortization. Including premium amortization of the leveraging assets in the third quarter of 2003 this figure increased $2.2 million.

Total interest expense was $13 million for the quarter compared to $15.1 million in the third quarter of 2002. The decrease in both interest income and interest expense was due to the lower interest rate environment.

Our net interest margin including RAL’s in the third quarter was 4.49% which compares with 5.24% in the same period last year and 4.71% in the second quarter of 2003.

Exclusive of RAL’s net interest margin for the third quarter of 2003 was 4.49% compared with 5.23% in the third quarter of 2002 and 4.59% in the second quarter of 2003.

This decrease in sequential quarters of only 10 basis point was due to the continued trend in prepayments as a leveraging strategy we are employing. Incidentally, we do not expect much of an impact on our interest rate sensitivity from the acquisition of Pacific Crest Capital as their risk profile is similar to ours.

Looking to the loan portfolio, total loans were $3.07 billion at September 30th, 2003, an increase of $71.6 million from the $3 billion at the end of the previous quarter. This also compares with $2.91 billion at September 30th, 2002, an increase of 5-1/2% year-over-year.

Total deposits were $3.72 billion at September 30th, 2003, which compares to $3.61 billion at June 30th, 2003. It also compares with total deposits of $3.37 billion at September 30th, 2002, an increase of 10.3% year-over-year. Included within this growth is a 13.4% increase in non-interest bearing deposits.

Non-interest revenue including RAL’s, was $14.1 million for the third quarter of 2003. This compares with $11.4 million in the third quarter of 2002, an increase of 23%.

Service charges on deposit increased 9.1% over the third quarter of 2002 to $3.9 million. Fees generated by our trust and investment services division were $3.6 million compared with $3.2 million in the third quarter of last year.

Income from other service charges, commissions and fees was $4.7 million. This compares with $2.8 million reported for the same quarter of 2002. The increase is primarily attributable to increases in servicing income associated with RAL collection activities on behalf of others - $1.2 million and fees earned on interest rate swaps sold to customers – $1/2 million.

We had a net gain of approximately $928,000 from the sale of certain securities which compares to a net gain of approximately $615,000 last year.

And finally, other income was down $512,000 as several miscellaneous items of income recognized in the third quarter of 2002 were not repeated in 2003.

Excluding RAL’s, our operating efficiency ratio was 60.17% in the third quarter of this year which compares with 55.25% last year. However this is down from the 64.12% in the previous quarter.

In today’s press release we have provided more detailed information about expense categories and I would be happy to answer any questions you might have about these items.

We continue to implement our share repurchase program during the quarter. Through the first nine months of 2003 the company repurchased approximately 882,000 shares at an average per share price of $31.90 for a total price of $28.1 million. Of this amount $1 million has been expended from the current $20 million program authorized by the board of directors in August.

However due to the capital requirements of our recently announced acquisition we anticipate that our share repurchase activity will be modest in the foreseeable future.

I’m now going to turn the call over to our chief risk officer, Dale Diederick, who will discuss our loan portfolio. Dale…

Dale Diederick:                                        Thanks, Don. From an overall perspective we were pleased with the performance of the loan portfolio this quarter as we continue to see a notable decline in problem loans. Problem loans which are defined as those loans criticized to special mention and those loans classified as substandard or doubtful showed meaningful improvement in each category.

Criticized loans for the quarter declined by $16.7 million or 22.8% and for the past six months have declined by $21.8 million or 27.9%. Classified loans declined for the quarter by $13.1 million or 13.5% and for the past six months they have declined by $22 million or 20.7%.

Included in the classified loan total are non-performing loans which for the quarter declined by $9.1 million or 16.7% and for the past six months they have declined by $16 million or 26.1%.

To provide a bit more detail on the improvement in asset quality that we saw I’ll provide a breakdown of non-performing loans in some of our key loan portfolios. These figures indicate the reduction we saw in non-performing loans to total loans in that particular portfolio from the second quarter to the third quarter.

In our residential mortgage portfolio non-performing loans decreased from 19 basis points to 8 basis points. In the indirect auto financing, non-performing decreased from 46 basis points to 37 basis points. In commercial equipment leasing non-performing loans decreased from 1.24% to 1.04%. And in commercial real estate non-performing loans remained relatively stable increasing just slightly from 46 basis points to 48 basis points.

Now I would like to provide an update on the two large non-performing relationships that we have discussed over the past few quarters. As we indicated during the quarter we sold one of the credits, a $15.8 million note to a customer in hospitality industry to a third party and we are pleased with the price we received. The final price validated the methodology we utilized for establishing our reserves.

With respect to the second relationship we are making progress in our efforts to bring about a satisfactory resolution. We believe that the best course of action involves a recapitalization of the business and restructuring of the loans to this borrower.

If the restructuring occurs in the fourth quarter of 2003 it is expected that it could result in the company charging off some portion of the allowance previously established for this credit but no additional provision would be needed.

This restructuring would result in the remaining balances being returned to performing status once a regular pattern of performance has been established. The charge-off could cause net charge-offs in the fourth quarter of 2003 to be higher than the company’s normal levels. If the restructuring does not occur, additional provision might eventually be required.

Our provision for credit losses excluding RAL’s was $4.3 million for the third quarter. While there was an overall improvement in the credit quality of the portfolio we did have two new relationships totaling $11.7 million that we moved into the non-performing category in the third quarter.

Both of these credits are in the entertainment portion of the hospitality segment which we have previously indicated is one of the industries in our market that is taking longer to recover.

These borrowers are long-term clients of the bank and remain very cooperative and one of the borrowers has been in business approximately 45 years. We are currently reviewing updated business plans from each with hopes of expediting a resolution to both relationships. The migration of these two credits into the non-performing category was a primary driver of the level of provision for the quarter.

To provide a little bit more insight into the components of the provision this quarter, $1.3 million was related to our net charge-offs, $600,000 was related to growth in the portfolio and the bulk of the remainder was related to these two relationships that I just discussed as well as the elimination of the $15.8 million hotel loan.

Even with the addition of these two relationships, total non-performing assets in the third quarter of 2003 decreased to .96% of total assets from 1.22% in the previous quarter. Our net charge-offs exclusive of RAL’s were $1.3 million in the third quarter compared with $2.6 million in the prior quarter.

And finally, annualized net charge-offs to total loans both exclusive of RAL’s, were .17% for the third quarter of 2003 compared with .35% in the second quarter of 2003.

In summary, we continue to be encouraged by the trends we are seeing in our portfolio and the improving financial condition of our customers. Now I’ll turn the call back over to Tom. Tom…

Tom Thomas:                                               Thanks, Dale. I’d like to discuss our expectations for the 2004 RAL and RT season. The demand for these products continues to grow as more taxpayers are seeking to receive their tax refunds as quickly as possible. An increasing number of taxpayers are also making use of professional tax preparation firms as well as preparing their own taxes with the help of popular software programs.

With the major strategic partnerships we have developed with both tax preparers and developers of tax preparation software which remain intact with multiyear agreements, the potential customer base that we reach with our products continues to grow.

With the positive trends in so many areas, we expect overall transaction volume in our RAL and RT programs to increase by approximately 17% in 2004. We expect stronger growth in the RT product than the RAL product and that RT’s will represent approximately 70% of the total transactions, up from 64% in the 2003 tax season.

As we stated before, given this expected shift in product mix as well as a competitive pricing environment, the increased volume we are expecting in the overall program will not necessarily equate to a corresponding percentage increase in profitability.

Moving to our expectations for the remainder of 2003, we are going to take this opportunity to narrow our full-year earnings per share guidance. Based on our results for the year-to-date and our expectations for the fourth quarter, we now believe our earnings per share will range between $2.17 and $2.21. This compares with our previous guidance of $2.16 to $2.24.

In the fourth quarter we expect the fundamental drivers of our business to remain relatively consistent with what we saw in the third quarter. Looking a little farther ahead, we are pleased with how the outlook for 2004 is taking shape. As we’ve already discussed, the RAL and RT programs should continue to be key growth drivers for the company.

In addition we continue to be well positioned to benefit from strengthening economic conditions. Obviously we would anticipate further pick up in demand for commercial loans under that scenario but we also think that we would see increases in our net interest margins once interest rates begin to rise in response to a stronger economy.

We are also very excited about the expected addition of Pacific Crest Capital in March of next year. Its strong income-producing property and SB lending businesses, SBA lending businesses, will provide additional profitable income streams for the company.

And looking further forward, we expect to see good things from our de novo branching efforts. As a reminder, our expansion within Ventura Country will continue in the first quarter of 2004 with our first branch opening in the City of Simi Valley.

So in summary we’re pleased with the catalysts in place that can generate meaningful growth in 2004 and beyond. Now we would be happy to address any questions you might have. Don, Dale and I are joined by telephone from Monterey today by Clay Larson, Vice Chairman of the Board, who heads our retail banking group. Clay will also be participating in this portion of the call.

I would also like to note that Dave Spainhour, our Chairman, is not with us today as he and his wife (Carolyn) are in a Hawaii celebrating their 50th wedding anniversary and we congratulate them both.

Operator, we’re ready for the first question. Operator….

Operator:                                                                      At this time I would like to remind everyone, if you would like to ask a question please press star, then the number 1 on your telephone keypad.

Your first question comes from (Brett Rabatin) from FTN Midwest Research.

(Brett Rabatin):                                       Hey, guys, good morning.

Tom Thomas:                                               Morning, (Brett).

(Brett Rabatin):                                       A couple of questions. First, Dale, if you could discuss the wine industry related credit in terms of its cash flow and, you know, you’re talking about two different scenarios with how that credit might work out. You either take a charge-off and sounds like striking the credit or, you know, sort of hope things work out. If you could just talk about how that credit has performed over the past six months?

Dale Diederick:                                        (Brett), good morning. To give you a sense, we certainly have been very hopeful as the business and certainly the principals behind it have taken care to really reassess their business model. And the keys to this is how they are going to go forward and realign their business model, how they recapitalize it and obviously control costs to be able to get their cash flows back to where it’s necessary.

The key is, is we will be obviously structuring a debt and as you typically deal with these kind of loans, around the forecast in the new business model that exists. So the debt will basically be at an adequate level to be serviced by their proposed cash flow.

That’s why we’re confident that while we certainly may have a charge-off, that we can return this loan back to performing status once we see some demonstrated period of performance.

(Brett Rabatin):                                       Okay. And then in relation to the two other new credits, the hotels, are these relatively – are these credits somewhat of a surprise to you or have these sort of been in your watch list for a while? And then are there any other what you’d call hospitality or related credits that you see kind of on your watch list?

Dale Diederick:                                        Yeah, (Brett), these are loans in the entertainment portion of what I’ve always described as kind of the broad, broad definition of hospitality which I’ve always defined as hotel, transportation, entertainment, restaurants, et cetera, so these are specifically in the entertainment industry.

Both of these have been on our watch list and certainly on our problem loan list, either all of their facilities or at least some portion of their facilities, for some time. Typically as you would expect in the entertainment business, there’s some seasonality, some cyclicality (sic) to them.

They’re just coming off their peak seasons so they did not obviously perform as well through the season and meet their expectations. So it was no surprise but certainly has been something we’ve been monitoring very, very closely over time.

(Brett Rabatin):                                       Okay. And then guys, in relation to the tax rate, typically trends down throughout the year and has done (unintelligible) as well. Can we expect a slightly lower tax rate in 4Q?

Don Lafler:                                                             What we’ve been doing this year based on the advice we’re received from PriceWaterhouse is we are making an estimate at each quarter-end of what we think the tax rate is going to be for the year. And we are then computing the year-to-date taxes on that basis and it flows through the quarter.

So to the degree that we come out with – that we are very close to our estimate in terms of our earnings for the fourth quarter, the tax rate should be very similar to the tax rate on a year-to-date basis through the first nine months. That’s a little complicated. Do you understand what I’m – was I clear enough?

In other words, what we did at the third quarter is we estimated what the tax rate would be for the whole year based on our forecast for earnings and we applied that rate to the nine months earnings.

Now to the degree that that forecasted tax rate was different than what it was at the end of the second quarter, the tax rate for the third quarter will be a little higher or lower to true it up to what we estimate the tax rate will be for the whole year.

(Brett Rabatin):                                       Okay, gotcha.

Don Lafler:                                                             Our forecast in the fourth quarter is what – I mean if our actual results for the fourth quarter turn out to be what we forecast here at the end of third quarter, then the tax rate for the year will be same as it has been for the nine months up to September 30th.

(Brett Rabatin):                                       I understand. Okay. And then loan growth this quarter, the pipeline’s starting to show up especially, you know, averages weren’t that high, (unintelligible) period was much better. Tom, can you give us some thoughts for ‘04 in terms of you’ve been talking about 6% loan growth potentially. Can you give us an estimate on sort of preliminary what you might think next year might be like?

Tom Thomas:                                               Well (Brett), we’re still moving into the final phases of our budgeting process for 2004 and I think what we’ve seen, we were looking at loan growth this year I think at the outset of the year was like for 8% but through midyear we were about 5% but we’re beginning to see it picking up.

We’ve been about year-over-year in the commercial about 10% growth, about 11% in the consumer area and given that we hope to see a continued improvement in the economy, that I think the number of 8% is certainly a very comfortable one. But I can’t give you a more specific one. When we get to the fourth quarter we can talk a little more clearly about that.

But I think we feel that the pipelines are in very good shape and we should continue to see at least the growth we projected for this year if not stronger next year.

(Brett Rabatin):                                       Okay. Thanks, guys.

Tom Thomas:                                               Thank you.

Operator:                                                                      Your next question comes from (Ramsey Gray) from Sandler O’Neill.

(Ramsey Gray):                                       Morning, guys.

Tom Thomas:                                               Hi, (Ramsey).

(Ramsey Gray):                                       Basically just wanted to know about any maneuverings in the future on the deposit side? Any maneuvering down?

Maybe also as far as how many higher cost CD’s you’re pricing in the near-term as well?

Don Lafler:                                                             Minimal amounts. I mean the rates have been low enough now that in our CD’s tend to be relatively short so I would not anticipate much more decrease in the CD rates unless there should be another interest rate drop.

(Ramsey Gray):                                       Okay.

Don Lafler:                                                             We will have a GAAP report in the 10Q and you’ll see a little bit more detail there on the repricing of the CD’s but you will notice that they are quite short.

(Ramsey Gray):                                       Thank you.

Tom Thomas:                                               Thank you.

Operator:                                                                      Your next question comes from Joe Morford of RBC Capital Markets.

Joe Morford:                                                   Thanks, good morning, everyone.

Tom Thomas:                                               Morning.

Don Lafler:                                                             Hi, Joe.

Joe Morford:                                                   A couple of questions - first on the loan growth in the quarter. Besides the strength in the residential portfolio, the construction loans were up a fair bit, maybe $60 million from end of June. I was wondering, is that somewhat seasonal and what type of projects is this typically?

Dale Diederick:                                        Joe, good morning, this is Dale. To kind of give you a sense, we’ve been fairly pleased with the construction portfolio. Typically this time of year we start seeing really things are really reaching completion and obviously homes are selling and you go into more of a quiet time as you go into the fall. But we’ve had a very consistent pipeline this year and it seems to be losing its seasonality because projects are coming onboard.

Some of the controls that are in our marketplace is evening out the allocations that come out during the year. As you certainly know, most of our contractors are contractors we’ve worked with for many, many years and they’re equalizing their distribution of their projects and balancing their inventories. So we’re probably (sic) pleased with it.

Joe Morford:                                                   That’s encouraging. And then I guess also on the commercial side you saw a little growth there. Maybe if you could comment anecdotally what you’re seeing with your customers? Are they starting to draw down lines of commitment a little more and give you some more optimism with continued strength in the economy that we continue to see commercial loan growth pick up?

Dale Diederick:                                        Joe, good question. I think what we’re seeing in the current pipeline and it seems to stay fairly strong and fairly stable is it’s kind of an even mix of our existing customers really starting to take advantage of some opportunities. We have about an equal amount of some new relationships that we’re trying to move forward with which I’m very, very pleased with.

I think probably the only change in mix we’re seeing is that they are tending to be more the smaller size relationships and smaller size type deals. They’re not getting very aggressive and we’re not seeing the large loans or large complex type credits moving forward.

So in think there’s caution but definitely move and probably a little bit smaller size.

Joe Morford:                                                   Okay.

Dale Diederick:                                        And definitely more in number to offset that.

Joe Morford:                                                   Right. And I guess Don, on the expense side, the release talked about in the other expenses several miscellaneous charges and, you know, which may or may not be recurring. But I wondered if you could kind of suggest what’s a good run rate to build off of on expenses? Is this it or maybe a slightly lower level than what we saw in the third quarter?

Don Lafler:                                                             This is a good run rate. We will be – the consulting expenses will continue that we talked about for Sarbanes-Oxley. We’ll continue actually on in the fourth quarter and on through most of next year.

We are – I think all banks are discovering this is – and as well as other public companies, this is a much bigger project than they had anticipated and we don’t staff for these kinds of projects.

And most banks I’m talking to are having to hire assistance from accounting firms to work through their internal controls, do the documentation, et cetera. So these are going to be big projects for all of us.

Joe Morford:                                                   Okay, thanks very much, everyone.

Don Lafler:                                                             Thank you.

Tom Thomas:                                               Thanks, Joe.

Operator:                                                                      Your next question comes from (Manuel Ramirez) with Keefe, Bruyette & Woods.

(Manuel Ramirez):                        Good morning, gentlemen.

Tom Thomas:                                               Hi, (Manny).

(Manuel Ramirez):                        A couple of questions for Dale. Dale, can you remind us what reserves you had allocated to the wine loan that you’re currently anticipating will have some resolution to it in the fourth quarter?

Also I think I may have missed this number. Can you tell us what happened to NPA’s in the C&I portfolio? And then I have a couple of follow-up questions. Thanks.

Dale Diederick:                                        Okay. (Manny), I’ll start with the wine credits. We had just – obviously the allowances changed quarter-over-quarter as things have moved forward and we’ve progressed and certainly learned more. At the end of this particular quarter we had about $4.6 million in allowance against that particular credit.

(Manuel Ramirez):                        And that was up from what amount?

Dale Diederick:                                        No, that was down. As we’ve been getting closer to these negotiations getting more finalized, it’s getting more precise. It actually came down from probably a high of about $5.5 million, $5.6 million.

(Manuel Ramirez):                        Great.

Dale Diederick:                                        Non-performing for the commercial portfolio is – with these two new large credits that came in obviously has gone up. Let me see if I can get you the rate. Both the wine industry loan as well as these two new ones have that a little bit higher – bear with me just a second.

Total non-performing including really the two large ones I just mentioned as well as the one wine loan is 5.21%.

(Manuel Ramirez):                        Great. And then on the two new loans, if you could talk about what collateral you have backing up those loans?

Dale Diederick:                                        Yeah (Manny), typically and maybe just a reference point, the hotel loan which typically is a loan that you’d have more real property collateral, these are more traditional commercial loans where you have business assets or enterprise assets as collateral.

Probably as a reference point, the wine loan has a mixture of real property as well as business assets. That’s probably why when you have business assets you’ve a little bit more volatility and a little bit more uncertainty and that’s why we did put the probably a higher provision against it at this point in time.

(Manuel Ramirez):                        Terrific. And one quick question for Don. Can you please tell us what happened to the comprehensive income quarter-to-quarter?

Don Lafler:                                                             Yes, let’s see. Tell you what; I’m going to have to look it up, (Manny). And what I will do is I’ll come back on when we get that and let you know.

(Manuel Ramirez):                        Terrific. Thank you.

Tom Thomas:                                               Thanks, (Manny).

Operator:                                                                      Again I would like to remind everyone, if you would like to ask a question please press star, then the number 1 on your telephone keypad.

Your next question comes from (John) (Unintelligible) from ING.

(John):                                                                                   Hi, good morning.

Tom Thomas:                                               Good morning.

(John):                                                                                   You mentioned in the case of the RAL’s that the profits would not be up commensurate with the increase. Does that mean you’re looking for – doesn’t mean you’re looking for flat profits, does it?

Don Lafler:                                                             No. No, it does not. We just don’t want people to automatically assume – look at the profit that we’ve announced pretax profitability for the 2003 year and then just automatically add 17% to that.

(John):                                                                                   Okay. I mean obviously you’ve got an estimate in your head here about what your margins are on the refund side versus the loan side and how that shift is, the mix is changing. What do you think is going to, you know, what is going to be the deleveraging (sic) that you’re looking for here, if you will?

Don Lafler:                                                             I’m not sure that I’m understanding your question. Let me give you a couple of general comments and then maybe you can clarify and tighten the question for me and I’ll understand it better.

But yes, the loans are more profitable than the RT’s are so from a standpoint and that’s why we suggested that when we’re talking about 17% growth in volume with the product mix shift, it is shifting toward a less profitable product.

That doesn’t mean, as I said, that we’re going to have - this is going to be - profitability is going to be flat. We do anticipate that it will be larger. But until we have an idea, the other variable in this that we never know until the actual season starts is what the average size of the loans are going to be. So loans can be higher and change the profitability as well as the product mix.

Now can I – if I’ve given you anything at least to help with the question or if I’ve answered it, I’m not certain.

(John):                                                                                   I guess the question that I had is normally in most business models there is operating leverage with revenue growth. And in this case you’re kind of suggesting there’s, you know, that you’re getting the opposite.

Don Lafler:                                                             There is operating leverage also called economies of scale and yes, that does happen. The processing cost does not go up. But what does happen is in this particular business with the loans, if loan volume goes up, funding costs in fact becomes more expensive because we have to go to alternative sources.

In other words, we’re using all the cheap sources first and then start to go to more expensive sources. For instance, over the last two years, three years, we’ve been using a securitization to help with the funding for this. That’s much more expensive than using Fed funds and Repos.

So the tendency is in the loan processing part or the loan bid part of this business is that profitability in fact does not go up with increased volume. Definitely there is operating leverage in the RT which is simply a processing business, has no credit risk, has no funding costs and so there there’s definitely leverage that occurs as the business goes up.

(John):                                                                                   Okay. Just can you give me – obviously you don’t know whether it’s going to be at the margin but can you give me what the average sort of profitability is for the RAL part of the business versus the refund part?

Don Lafler:                                                             I don’t have a figure on that. We do know that on the basis of the overall transaction that we earn approximately 8-1/2 to 8.75 per transaction. But once they’re in they are – there’s a very strong interaction or an intermix between the two products because the funding for the RAL’s is partially – the funding need for the RAL’s is partially offset by the funding that is provided by the RT’s.

So you can’t separate the two transactions or the two sections of the business completely and say, this section – the RAL’s – has this amount of profitability and the RT’s has this because the RT’s are in fact providing funding support to the RAL program.

So the best we’ve been able to do in terms of a meaningful number is just simply to say that on an overall transaction basis we are earning about 8-1/2 to 8.75.

(John):                                                                                   Okay. Thank you.

Tom Thomas:                                               Thank you.

Don Lafler:                                                             Operator, before taking another question, if I can just take this opportunity to Mr. (Ramirez’s) question on the accumulated under comprehensive income –

our unrealized gain on the portfolio has gone from a figure of $18 million at June 30th, 2003, to $10 million at September 30th, 2003.

We’re ready for the next question, operator.

Operator:                                                                      Your next question comes from Todd Stender from Crowell Weedon.

Todd Stender:                                            Good morning, everyone.

Tom Thomas:                                               Morning, Todd.

Todd Stender:                                            Probably this is geared toward Tom, more of a qualitative question. We can get away from the numbers for just a moment.

As the bank expands can you just talk about your ability to attract good quality employees from the competition and retain excellent and quality managers within the company, specifically in your branches, in your trust department? If you could kind of get into that?

Tom Thomas:                                               Well I think given where our locations are, our two major locations in Santa Barbara and Monterey, number one, there’s no shortage of people who want to live here. So in terms of, you know, constant receipt of applications for individuals to come here, that certainly is not a problem.

We have the challenges of cost of living in our markets and commute which you know well from the Los Angeles area that we’re getting more crowded up here. But we have been able to retain people quite well.

Our senior leadership group as we put in our conference presentations, on average of about 15 years with the company. We have the reputation in our market as a company that people want to work for.

And so while we have the same challenges as everybody attracting people from a competitive standpoint, we do find particularly in some of the branch-oriented jobs, that we’ve received a lot of employees coming over from the major banks.

So to say that we have every job filled every minute of the day would be wrong. But we feel that we have a very good track record in both retention as well as the ability to attract employees. So that’s a very general subjective response, Todd, but that’s a meaningful question because clearly as we grow we continue to need to add good people.

We’ve been very successful in retaining individuals and one of the keys to the Pacific Crest merger is the really fine group of key managers that they have that we certainly expect to retain. And we have done that with the – as we’ve mentioned before – 8 of the 10 presidents and chairmen of the five previous acquisitions we’ve made remain with the company as either directors or senior officers which obviously you keep that leadership, more of their people remain as well.

So I think we try to create a very employee-oriented organization while being customer-focused at the same time. So very wordy; I hope that responds to your question.

Todd Stender:                                            It sure was. Thanks for taking my question.

Tom Thomas:                                               Thank you, Todd.

Operator:                                                                      Your next question comes from Joe Morford with RBC Capital Markets.

Joe Morford:                                                   Just a couple of follow-ups. I guess, Dale, once more on the credit. You talked about seeing a meaningful decrease in potential problem loans in the quarter and a good chunk of the provision this quarter was allocated to the two new entertainment credits.

Looking forward should we, you know, barring some new inflows into the (unintelligible) like that, should we expect to start going back to more normalized provision, covering charge-offs and providing for growth?

Dale Diederick:                                        Real good question because the answer is yes. I think we certainly continue to see it, as I stated in my comments, in really two good consecutive quarters of reduction in problem loans which gives me some confidence that that pool of loans that might migrate to non-performing is certainly shrinking and we certainly have our arms around it.

There certainly are a few in there that we’ve got to watch close and certainly could migrate the other way but the number is definitely getting smaller and it’s getting back to a more normalized level.

Joe Morford:                                                   Okay, great. And then Don, on the – I guess a couple of things related to the margin. One, have you done what you’ve set out to do in terms of leverage or should we expect some additional purchases there? And given a fairly stable rate environment, what’s you expectation for the core margin going forward?

Don Lafler:                                                             We do not intend to purchase any more securities on the margin, the leveraging program. We’re comfortable with what we have because actually we purchased 500 million. It’s actually through payments on these mortgage-backed securities is down now to about $470 million.

Our forecast for this next quarter would be about 4.62% for the margin in the fourth quarter and I would anticipate that that would be a good go-forward rate absent any changes.

Joe Morford:                                                   Okay, you say 4.62%?

Don Lafler:                                                             Yes.

Joe Morford:                                                   Okay so that’s up, you know, 10-15 basis points where we are now. What’s driving that? Is it lower premium amortization?

Don Lafler:                                                             Yes.

Joe Morford:                                                   Primarily?

Don Lafler:                                                             Yes.

Joe Morford:                                                   Okay. Okay. Thanks very much.

Don Lafler:                                                             You’re welcome.

Operator:                                                                      At this time there are no further questions. Are there any closing remarks?

Tom Thomas:                                               Well, I’d like to thank everybody for joining us again today and we look forward to speaking with you again next quarter. Thank you very much, have a great day. Bye.

Operator:                                                                      Thanks for participating in today’s Pacific Capital Bancorp Third Quarter conference call. You may now disconnect.

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